UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 2, 2007

TALEO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(Address of principal executive offices, including zip code)
(925) 452-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
On March 2, 2007, Taleo Corporation. (“Taleo”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among Taleo, JobFlash, Inc. (“JobFlash”) and, with respect to Article X, Article XI and Article XII thereof only, U.S. Bank National Association as Escrow Agent, for the acquisition by Taleo of certain assets of JobFlash relating to JobFlash’s talent management and human resources solutions business (the “Transaction”).
On March 7, 2007, Taleo and JobFlash completed the Transaction. The total consideration paid by Taleo in connection with the Transaction was approximately $3.0 million, of which $450,000 was placed into escrow for one year following the closing to be held as partial security for certain losses that may be incurred by Taleo in the event of certain breaches of the representations and warranties covered in the Asset Purchase Agreement or certain other events. In addition, as of the closing date, Taleo assumed certain liabilities relating to the purchased assets.
The foregoing description of the transactions consummated pursuant to the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(a) Financial statements of businesses acquired
(b) Pro forma financial information
If required, any financial statements or pro forma financial information will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.
(d) Exhibits

Exhibit No.	Description

2.1
Asset Purchase Agreement dated as of March 2, 2007, by and among Taleo Corporation, JobFlash, Inc., and, with respect to Article X, Article XI and Article XII thereof only, U.S. Bank National Association as Escrow Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION
By:	/s/ Katy Murray
Katy Murray
Chief Financial Officer

Date: March 8, 2007

EXHIBIT INDEX

Exhibit No.	Description

2.1
Asset Purchase Agreement dated as of March 2, 2007, by and among Taleo Corporation, JobFlash, Inc., and, with respect to Article X, Article XI and Article XII thereof only, U.S. Bank National Association as Escrow Agent.